Exhibit 10.53
EMPLOYMENT RELEASE AGREEMENT
June 8, 2010
As a result of the separation of employment between William Van Valkenberg (“You” or “Employee”) and RealPage, Inc. (the “Company”), you and the Company enter into the following Employment Release Agreement (“Agreement”) and acknowledge and agree as follows:
1.	Termination Date. Your employment with the Company will terminate effective 5:30 p.m. on May 11, 2010 (“Termination Date”).

2.	Consulting Services. You agree that you shall perform consulting services from time to time, and on as needed basis, as specifically requested, for Stephen T. Winn, Margot Lebenberg or Timothy J. Barker providing transition services from the Termination Date through July 31, 2010 (the “Consulting Services”). In consideration of your performance of Consulting Services and other payments to you provided hereunder, including without limitation, the Relocation Reimbursement and the Rent Reimbursement.

3.	Options. Through July 31, 2010, you shall be a “Consultant” as defined in that certain RealPage, Inc. Amended and Restated 1998 Stock Incentive Plan (“Plan”). Your options shall continue to vest through July 31, 2010. The aggregate vested options you shall be entitled to exercise is attached on Exhibit A and such options may be exercised in accordance with the Plan through October 29, 2010. All other options shall be forfeited.

4.	Relocation Expenses. RealPage will pay relocation expenses, not to exceed $5,000.00 (“Relocation Reimbursement”), to move your household items and one automobile from Dallas, TX to Seattle, WA. If you use GMS (RealPage’s relocation provider) to provide the relocation services, RealPage shall pay the Relocation Reimbursement directly to GMS or, if you make the relocation arrangements without using GMS, submit receipts, and RealPage will pay the Relocation Reimbursement directly to you.

5.	Reimbursement for Dallas, TX Rent. RealPage will pay you on July 31, 2010, an amount equal to the base rent due for the balance of the term for the apartment you have rented in Dallas, TX pursuant to the terms of that certain Residential Lease dated October 30, 2009 (“Rent Reimbursement”). For avoidance of doubt, you have represented to RealPage that the monthly rent is $2,550.00, and thus, calculated on a prorated basis from May 12, 2010, the Rent Reimbursement shall be $14,395.16.

6.	Severance.
A.	As consideration for this Agreement, the adequacy of which you acknowledge, the Company agrees to pay you severance payments for a period of six (6) months following the Termination Date pursuant to Section 9(a) of that certain Employment Agreement between RealPage, Inc. and you executed on September 24, 2009 (“Employment Agreement”). In addition, the Company agrees to pay you for any unused, accrued vacation time, to a maximum of 40 hours, through the Termination Date, which shall be paid on the payroll for May 31, 2010. As our records indicate that you presently have 42.2 hours of accrued and unused vacation balance, 40 hours will be paid to you. In addition, and as additional consideration for the Release you grant to the Company below, the Company shall pay you on the payroll for May 31, 2010, an additional payment of $10,000.00. You acknowledge and agree the Company has no further financial obligation to you for expenses or otherwise.
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B.	Severance payments are calculated using your current base salary/hourly rate for an eight (8) hour work day and will be paid to you on the same dates that you would have received your paychecks had you remained in the employ of the Company for such period. The Company will process your first payment within 15 days of executing this Agreement. The first payment will be made as a live check; subsequent payments will be direct deposited into the bank account you provided as your direct deposit selection during your employment.
7.	You will continue to receive your current benefits, if any, under the Company-sponsored benefit plans for the period through your Termination Date. Following your Termination Date, your Company-sponsored benefits shall cease, including medical and dental, which end on the last day of the month of your Termination Date.

8.	The Company will not contest your eligibility for unemployment insurance.

9.	You represent and the Company acknowledges that you returned all Company property in working condition no later than 5:30 PM CDT on your Termination Date.

10.	You and the Company hereby acknowledge that nothing in this Agreement is intended to waive or release obligations arising under Section 11, Confidentiality; Non-Competition, Section 14, Indemnification, or Section 23, Applicable Law, Venue, Jurisdiction and Arbitration of the Employment Agreement.

11.	RELEASE. In consideration of this Agreement and all payments and benefits to be paid or accorded to you under this Agreement, you agree not to sue, and waive all claims, both known and unknown, and release, quitclaim unto, demise unto, and discharge the Company and its past and present respective parents, affiliates, subsidiaries, employee benefit plans, directors and officers, fiduciaries, employees, agents, attorneys, successors and assigns from any and all demands, commissions, bonuses, wages, salaries, debts, sums of money, accounts, damages, financial information, liabilities, rights of reinstatement, actions, causes of action, and/or suits at law or in equity, of any kind or nature whatsoever, whether known or not now known or hereafter arising, arising from or in connection with or related in any way to your employment with or separation from the Company, from the beginning of time up to and including the date of your execution of this Agreement. The claims you are releasing and waiving include, but are not limited to, any claims which you may have under any contract or policy, whether such policy is written or oral, express or implied other than claims arising under this Agreement or Section 14 of the Employment Agreement; demands and causes of action for any alleged violation of any federal, state or local statutes, ordinances or common laws, including, but not limited to, Title VII of the Civil Rights Act (“Title VII”), 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 623 et seq., the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12203 et seq., the Family Medical Leave Act (“FMLA”), 29 U.S.C. § 2615 et seq., the Fair Labor Standards Act (“FLSA”); and any other federal, state or local statute or regulation (each of the foregoing a “Claim”, and collectively, “Claims”), regardless of whether such Claim arises under statute or common law; tortious or contractual wrongful discharge or conduct; breach of the covenant of good faith and fair dealing; violation of public policy; tortious interference with contract or prospective business relations; intentional or negligent infliction of emotional distress; fraud or misrepresentation; battery or assault; negligence; negligent hiring or supervision; vicarious liability for the torts of others; invasion of privacy; failure to pay wages, stock awards, bonuses, commissions, incentive pay, benefits, vacation pay, profit sharing, severance or other
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compensation of any sort; and harassment, retaliation or discrimination on the basis of race, color, national original, religion, sex, sexual orientation, age, handicap or disability. Employee acknowledges and agrees that if the Employee is subsequently reemployed by the Company during the period for which severance was paid, the Employee must repay the excess severance pay in full. The Company releases, acquits and discharges you from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs losses, damages and expenses whatsoever, other than those arising under this Agreement.

12.	You acknowledge that you have carefully read and fully understand the provisions of this Agreement. You understand that you are releasing any and all claims that might be available to you under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act (“OWBA”). You have the right to, and you should, consult with an attorney before signing this Agreement. You have twenty-one (21) days from the date you received this Agreement to review it and consult with an attorney. If you choose to sign this document, you have seven (7) days to change your mind and revoke the agreement. If you choose to revoke the Agreement, you must deliver by certified mail, return receipt requested, written notice of revocation to Kimberly R. Hicks, at the address listed below. You also understand that payments to which you may become entitled by signing this Agreement will not be paid until after the seven (7) day revocation period expires. You acknowledge and agree that you are signing the Agreement voluntarily and without any other promises or agreements from the Company.

13.	This Release is not intended to apply to insured benefits, if any, for which you are eligible, pursuant to the terms of any employee benefit plan in which you are, or have been, a participant.

14.	You and the Company acknowledge that the execution of this Agreement shall not constitute or be construed as an admission of wrongdoing by either party.

15.	You agree not to publicize or disclose the contents of this Agreement, including the amount and number of severance payments, unless required by law and you will use your best efforts to prevent any future publicity or disclosure. You may, however, make confidential disclosures as required to accountants, attorneys, governmental taxing authorities, agents or representatives, or your spouse. You are aware that the Company may disclose this Agreement, including but not limited to, its SEC filings.

16.	Except as otherwise provided herein, you and the Company acknowledge that this Agreement constitutes the entire agreement between the parties and supersedes all previous oral or written negotiations or communications between the parties. If for any reason a court of competent jurisdiction finds any provision of this Agreement or any portion of this Agreement to be unenforceable, such provision will be enforced to the maximum extent permissible so as to implement the intentions of the parties, and the remainder will continue in full force and effect. This Agreement shall be governed, interpreted and enforced in accordance with the laws of the State of Texas.

17.	You and the Company’s CEO agree that they will not make any disparaging public statements which would be considered detrimental to the business or professional reputation to the parties to this Agreement.

18.	The Company, to the extent permitted by law, shall indemnify you against loss for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees in connection with the defense of any lawsuit or other claim or proceeding to which you are made a party by reason of performing requested Consulting Services.
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19.	This Agreement may be executed in counterparts by the undersigned and all such counterparts so executed shall be deemed to constitute one final agreement, as if one document had been signed by all parties hereto; and each such counterpart shall be deemed to be an original binding the party subscribed there to, and multiple signature pages affixed to a single copy of the Agreement shall be deemed to be a fully executed original agreement.
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Employee acknowledges and warrants that he has read and understands the effects of this Agreement, and executes the same of his own free will and accord for the purposes and consideration set forth. Employee further acknowledges and warrants to the Company that having carefully read this Agreement that he fully understands it to be among other things a release of all claims, known or unknown, now existing or which may hereafter accrue that he has or may have against the party or parties released arising out of the matters described.

REALPAGE, INC.
By:	/s/ Stephen T Winn
Stephen T. Winn
	Title:	Chief Executive Officer

“Employee” [sign here]	/s/ William Van Valkenberg

Date Signed by Employee [to be filled in by Employee]		6-4-10

[Please print or type:]	Employee’s Name:	WILLIAM VAN VALKENBERG

	Address:	Until June 30, 2010: [***]

After June 30, 2010: [***]

Revocation Address:
Kimberly R. Hicks
Director, Human Resources
RealPage, Inc.
4000 International Parkway
Carrollton, TX 75007
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			Time Vesting	Vested Shares		Termination	Last Date
			Exercise Prices	as of		Date	to Exercise
	Grant	Grant	(# of Shares)	1-Jul-10	Individual	of Consulting	Vested
Employee	Date	#	$3.00 / 09/28/09	20.00%	Totals	Agreement	Options
Van Valkenberg, William	19-Nov-09	1233-11-09	300,000	60,000	300,000	31-Jul-10	10/29/2010
SAMPLE REFERENCE LANGUAGE FOR LETTER:
I am writing to express my appreciation for your help as CLO at RealPage, Inc. You were instrumental in our acquisition of Domin-8 and also worked on the public offering process to help move RealPage from a private to public company.
Thanks for your willingness to remain on call for transition services. We wish you the very best in your personal and professional endeavors.
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